Exhibit 99.1

American States Water Company Announces
Third Quarter 2026 Results
•Third quarter 2026 reported EPS of $1.06 is consistent with EPS reported during the third quarter 2025, or a $0.05 per share increase on an adjusted basis
◦Third quarter 2026 reported results reflect a $0.05 per share period-over-period unfavorable variance in retirement plan asset returns driven by market volatility
•An 11.0% increase ($0.29 per share) in year-to-date (YTD) 2026 reported EPS compared to the same period in 2025, or a 12.6% increase ($0.32 per share) on an adjusted basis
◦YTD 2026 reported results reflect a period-over-period unfavorable variance of $0.03 per share resulting from retirement plan asset returns
•AWR’s regulated utilities are on target to invest $185 to $220 million in capital infrastructure in 2026
•AWR’s contracted services business is expected to contribute $0.63 to $0.67 per share for full year 2026
◦YTD 2026, the contracted services business has been awarded approximately $31 million in additional new construction projects, which are expected to be completed through 2029
•An 8.2% increase in the quarterly dividend during 2026
◦Quarterly dividend rate has grown at a CAGR of 8.4% over the last five years
San Dimas, California, November 4, 2026…. American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings per share of $1.06 for the quarter ended September 30, 2026, prepared in accordance with Generally Accepted Accounting Principles (GAAP), which are consistent with those reported during the same period in 2025. Our financial results were impacted by an unfavorable period-over-period change in investment results, reflecting volatile market conditions. Specifically, for the three months ended September 30, 2026, losses of $17,000, or $0.00 per share, were recognized on investments held to fund one of the company’s retirement plans, as compared to gains of $2.5 million, or $0.05 per share, recognized during the same period in 2025, an unfavorable period-over-period change of $0.05 per share. Removing the effects of the gains and losses on investments from both periods, adjusted consolidated diluted earnings for the third quarter of 2026 remained at $1.06 per share, as compared to adjusted diluted earnings of $1.01 per share for the same period in 2025, an increase of $0.05 per share in adjusted earnings. Reported and adjusted net earnings were positively impacted from, among other factors, the implementation of new customer rate increases approved by the California Public Utilities Commission (CPUC) at our regulated utilities.
On June 12, 2026, AWR successfully completed its at-the-market (ATM) offering program and no Common Shares were sold under this program during the third quarter of 2026. In June 2026, AWR reached the maximum aggregate offering capacity of $200 million in gross proceeds raised that resulted in the total sale of 2,575,947 Common Shares through this ATM offering program, which was originally established on February 27, 2024. No further sales of Common Shares will be made under this program, and AWR has no plans to issue additional equity through, at least, the end of 2029 to support its current operations.

Third Quarter 2026 Results
The table below sets forth a comparison of the third quarter of 2026 diluted earnings per share contribution reported by business segment and for the parent company compared with amounts reported during the same period in 2025.

	Diluted Earnings per Share
	Three Months Ended
	9/30/2026	9/30/2025	CHANGE
Water	$0.85	$0.86	$(0.01)
Electric	0.05	0.04	0.01
Contracted services	0.17	0.19	(0.02)
AWR (parent)	(0.01)	(0.03)	0.02
Consolidated diluted earnings per share, as reported (GAAP)	$1.06	$1.06	$—
Water Segment:
For the three months ended September 30, 2026, reported diluted earnings from AWR’s water utility segment, Golden State Water Company (GSWC), were $0.85 per share, as compared to $0.86 per share for the same period in 2025, a decrease of $0.01 per share. As discussed previously, our financial results were impacted by an unfavorable period-over-period change in investment results driven by volatile market conditions. This unfavorable variance negatively impacted diluted earnings per share by $0.05, which is recorded at the water utility segment. Excluding the gains and losses on investments from both periods, adjusted diluted earnings at the water segment for the third quarter of 2026 remained at $0.85 per share, as compared to adjusted diluted earnings of $0.81 per share for the same period in 2025, an increase of $0.04 per share in adjusted earnings. The following discussion analyzes the other primary variances in the water segment’s earnings between the two periods.
•An increase in water operating revenues of $7.6 million was largely a result of (i) the CPUC-authorized second-year rate increases effective January 1, 2026, (ii) additional revenues for the recovery of capital projects approved in various advice letter filings effective January 1, 2026, (iii) additional revenues for increases in the per-unit water supply costs incurred, which result in no net impact to earnings, and (iv) an increase in water consumption of approximately 1% favorably impacting net earnings. As a result of transitioning to a modified revenue decoupling mechanism (a Monterey-style WRAM or M-WRAM) effective January 1, 2025, GSWC’s earnings have been and will continue to be impacted by consumption fluctuations. Consumption changes depend on factors like climate change, conservation, and weather conditions. For example, El Niño or La Niña weather events could cause fluctuating precipitation that shifts outdoor water use. Any of these factors could directly impact GSWC’s future net earnings. These increases to revenues were partially offset by a decrease of $1.9 million in billed surcharges. CPUC-approved surcharges are billed to customers to recover previously incurred costs. Changes in billed surcharge revenues are offset by equal changes in operating expenses, resulting in no net impact to earnings.
•An increase in water supply costs of $0.2 million, which consist of purchased water, purchased power for pumping, groundwater production assessments and changes in the water supply cost balancing accounts. The increase in water supply costs compared to the same period in 2025 was mostly because of (i) an overall increase in per-unit water supply costs that are recovered in current rates, as noted above, resulting in no net impact to earnings, and (ii) an increase in the production of water resulting from higher customer consumption. These increases were partially offset by the impact of an actual water supply source mix that included less purchased water during the third quarter of 2026 as compared to the same period in 2025 due primarily to wells being brought back online in certain customer service areas. As a result of transitioning to an incremental water supply cost balancing account (ICBA) effective January 1, 2025, GSWC’s earnings have been and will continue to be impacted by water supply mix changes. Water supply mix changes can occur due to unforeseen changes in groundwater quality and operating conditions of groundwater basins and associated pumping facilities. Any of these factors could directly impact GSWC’s future net earnings.
•An overall increase in operating expenses of $1.8 million (excluding supply costs) due largely to increases in (i) overall labor costs and other employee-related benefits, (ii) other operation expenses related to water treatment and chemical costs, and conservation spending, (iii) regulatory expenses related to various regulatory filings, (iv) depreciation and amortization expenses, which are impacted by increasing capital additions placed in service and are reflected and recovered in customer rates, (v) maintenance expense, and (vi) property and other non-income taxes; partially offset by a decrease in surcharges of $1.9 million. As noted above, changes in billed surcharge revenues are offset by equal changes in operating expenses, resulting in no net impact to earnings.

•An overall increase in interest expense (net of interest income) of $1.3 million resulting primarily from (i) the impact of capitalizing debt costs related to certain advice letter projects approved by the CPUC in the latest general rate case effective January 1, 2025 that was reported in 2025 with no similar item in 2026, (ii) higher average borrowing levels, and (iii) a decrease in interest income earned on regulatory assets due to decreasing regulatory balances as GSWC recovers the amounts through surcharges. The advice letter projects discussed are now included in adopted rate base and are part of the rate increases effective January 1, 2026.
•Excluding the gains and losses on investments previously discussed, an overall increase in other income (net of other expense) of $0.4 million was due largely to a decrease in the non-service cost components related to GSWC’s benefit plans resulting from changes in actuarial assumptions. However, as a result of GSWC’s two-way pension balancing accounts authorized by the CPUC, changes in total net periodic benefits costs related to the pension plan have no material impact to earnings.
•Changes in certain flowed-through income taxes included in GSWC’s income tax expense for the three months ended September 30, 2026 as compared to the same period in 2025 unfavorably impacted the water segment’s earnings. As a regulated utility, GSWC treats certain temporary differences as being flowed-through in computing its income tax expense consistent with the income tax method used in its CPUC-jurisdiction rate making. Changes in the magnitude of flowed-through items either increase or decrease tax expense, thereby affecting diluted earnings per share.
•A decrease in earnings of approximately $0.02 per share due to the dilutive effects from the issuance of equity under AWR’s ATM offering program.
Electric Segment:
Diluted earnings from the electric utility segment increased $0.01 per share for the third quarter of 2026 as compared to the same period in 2025 principally resulting from an increase of $1.6 million in electric revenues due to the CPUC-authorized fourth-year rate increases in 2026 and additional revenues approved largely after the second quarter of 2025 to recover the cost plus an allowance for funds used during construction of certain advice letter capital projects. The increase in revenues was partially offset by an increase in electric supply costs, which consist of power purchased for resale costs and changes in the electric supply cost balancing account.
The increase in revenues less the increase in supply costs discussed above was partially offset by an overall increase in operating expenses, interest expense (net of interest and other income), and changes in certain flowed-through income taxes included in the electric segment’s income tax expense that unfavorably impacted net earnings.
Contracted Services Segment:
Diluted earnings from the contracted services segment decreased $0.02 per share for the third quarter of 2026 when compared to the same period in 2025 primarily as a result of higher overall operating and construction expenses, partially offset by an increase in total revenues recognized. The contracted services segment is expected to contribute $0.63 to $0.67 per share for the full year of 2026.
AWR (Parent):
For the three months ended September 30, 2026, diluted losses from AWR (parent) decreased by $0.02 per share when compared to the same period in 2025 due largely to a decrease in interest expense resulting from lower borrowing levels under AWR’s credit facility and lower average interest rates. The decrease in borrowing needs under AWR’s credit facility was driven principally by additional proceeds raised under AWR’s ATM offering program since the third quarter of 2025.

Year-to-Date (“YTD”) 2026 Results
The table below sets forth a comparison of the diluted earnings per share contribution by business segment and for the parent company as reported during the YTD September 30, 2026 and 2025.

	Diluted Earnings per Share
	Nine Months Ended
	9/30/2026	9/30/2025	CHANGE
Water	$2.32	$2.11	$0.21
Electric	0.18	0.14	0.04
Contracted services	0.47	0.45	0.02
AWR (parent)	(0.04)	(0.06)	0.02
Consolidated diluted earnings per share, as reported (GAAP)	$2.92	$2.63	$0.29
Note: Certain amounts in the table above may not foot or crossfoot due to rounding.
For the nine months ended September 30, 2026, AWR’s reported consolidated diluted earnings were $2.92 per share, as compared to $2.63 per share reported for the same period in 2025, an increase of $0.29 per share or 11.0%. AWR’s consolidated diluted earnings for the nine months ended September 30, 2026 were negatively impacted by approximately $0.07 per share due to the continued dilutive effects from the issuance of equity under AWR’s ATM offering program.
As discussed previously, our financial results were impacted by an unfavorable period-over-period change in investment results, reflecting volatile market conditions. Specifically, for the YTD 2026, gains of $3.0 million, or $0.06 per share, were recognized on investments held to fund one of the company’s retirement plans, as compared to gains of $4.6 million, or $0.09 per share, recognized during the same period in 2025, an unfavorable period-over-period change of $0.03 per share. Removing the effects of the gains on investments from both periods, adjusted consolidated diluted earnings for the YTD 2026 would have been $2.86 per share, as compared to adjusted diluted earnings of $2.54 per share for the same period in 2025, an increase of $0.32 per share in adjusted earnings, or 12.6%. The increase in reported and adjusted net earnings was primarily generated from higher earnings at the water and electric utility segments resulting from, among other factors, the implementation of new customer rate increases approved by the CPUC. In addition, there was an increase in construction activities that resulted in higher earnings at the contracted services segment.
For more details on the YTD results, please refer to the company’s Form 10-Q filed with the Securities and Exchange Commission.
Dividends
On October 26, 2026, AWR’s Board of Directors approved a fourth quarter dividend of $0.5455 per share on AWR’s Common Shares. Dividends on the Common Shares will be paid on December 2, 2026 to shareholders of record at the close of business on November 16, 2026. AWR has paid common dividends every year since 1931, and has increased the dividends received by shareholders each calendar year for 72 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result. AWR has grown its quarterly dividend rate at a compound annual growth rate (CAGR) of 8.4% over the last five years since the fourth quarter of 2021, and has achieved a 10-year CAGR of 8.7% in its calendar year dividend payments through 2026. AWR’s current policy is to achieve a CAGR in the dividend of more than 7% over the long-term.
Non-GAAP Financial Measures
This press release includes a discussion on AWR’s operations in terms of diluted earnings per share by business segment and AWR (parent), which is each business segment’s earnings divided by the company’s weighted average number of diluted common shares. This press release also includes adjusted diluted earnings per share information for the three and nine months ended September 30, 2026 and 2025. Beginning in the third quarter of 2026, we will exclude gains and losses on investments held to fund one of the company’s retirement plans from adjusted earnings per share. These amounts fluctuate with financial markets, are not indicative of core operating performance, and are expected to be more consistently material as the trust assets have grown. We believe that the exclusion of these gains and losses from adjusted earnings per share for the third quarter and YTD facilitates comparisons of results between periods. Management uses adjusted earnings per share internally in evaluating Registrant’s overall business performance and making comparisons between periods. In previous 2026 quarters, we did not present adjusted earnings per share because the per share impact of fluctuating gains and losses on investments was not material.
All of the measures discussed above are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States. These items constitute a “non-GAAP financial measure” under SEC rules, which supplements our GAAP disclosures but should not be considered as an alternative to the respective GAAP measure. Furthermore, these non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants.
The company uses earnings per share by business segment and AWR (parent), a non-GAAP measure, as an important measure in evaluating its operating results and believes it provides investors with clarity surrounding the performance of its business segments and the parent company. The company reviews this measurement regularly and compares it to historical periods and to the operating budget. The company has provided the computations and reconciliations of diluted earnings per share from the measure of net income (loss) by business segment and for the parent company to AWR’s consolidated fully diluted earnings per share in this press release.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can often be identified by words such as “believe,” “anticipate,” “estimate,” “forecast,” “expect,” “intend,” “may,” “can,” “will,” “likely,” “possibility,” “should,” “could,” “plan,” and similar phrases and expressions, and variations or negatives of these words. They are not guarantees or assurances of any outcomes, financial results, levels of activity, performance or achievements, and readers are cautioned not to place undue reliance upon them. The forward-looking statements are subject to a number of estimates and assumptions, and known and unknown risks, uncertainties and other factors, including those described in greater detail in the company’s filings with the SEC, particularly those described in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are encouraged to review the company’s filings with the SEC for a more complete discussion of risks and other factors that could affect any forward-looking statements. The statements made herein speak only as of the date of this press release and except as required by law, the company does not undertake any obligation to publicly update or revise any forward-looking statement.
Conference Call
Robert Sprowls, president and chief executive officer, and Eva Tang, senior vice president and chief financial officer, will host a conference call to discuss these results at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time) on Thursday, November 5. There will be a question and answer session as part of the call. Interested parties can listen to the live conference call and view accompanying slides on the internet at www.aswater.com. The call will be archived on the website and available for replay beginning November 5, 2026 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) through November 12, 2026.
About American States Water Company
American States Water Company is the parent of Golden State Water Company, Bear Valley Electric Service, Inc. and American States Utility Services, Inc., serving over one million people in ten states. Through its water utility subsidiary, Golden State Water Company, the company provides water service to approximately 265,600 customer connections located within more than 80 communities in Northern, Coastal and Southern California. Through its electric utility subsidiary, Bear Valley Electric Service, Inc., the company distributes electricity to approximately 24,900 customer connections in the City of Big Bear Lake and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution, wastewater collection, and treatment facilities located on twelve military bases throughout the country under 50-year privatization contracts with the U.S. government in 8 states and one military base under a 15-year contract in 1 additional state.

CONTACT:	Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707

American States Water Company
Consolidated

	Comparative Condensed Balance Sheets (Unaudited)
(in thousands)	September 30, 2026	December 31, 2025
Assets
Net Property, Plant and Equipment	$2,418,267	$2,296,319
Other Property and Investments	61,469	58,664
Current Assets	215,179	231,074
Other Assets	119,606	129,035
Total Assets	$2,814,521	$2,715,092
Capitalization and Liabilities
Capitalization	$1,860,668	$1,828,281
Current Liabilities	244,188	174,612
Other Credits	709,665	712,199
Total Capitalization and Liabilities	$2,814,521	$2,715,092

	Condensed Statements of Income (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2026	2025	2026	2025

Operating Revenues
Water	$139,916	$132,323	$384,076	$354,023
Electric	14,885	13,332	47,168	41,262
Contracted services	37,734	37,061	111,772	98,510
Total operating revenues	192,535	182,716	543,016	493,795

Operating Expenses
Water purchased	25,920	27,745	70,823	67,964
Power purchased for pumping	5,235	4,454	12,231	11,157
Groundwater production assessment	8,741	6,972	21,538	18,776
Power purchased for resale	4,047	3,288	11,605	12,822
Supply cost balancing accounts	(1,349)	(367)	(1,420)	(2,219)
Other operation	12,584	11,782	35,886	34,582
Administrative and general	25,482	25,413	78,157	77,510
Depreciation and amortization	13,174	11,934	38,605	35,197
Maintenance	5,829	5,481	17,730	15,757
Property and other taxes	8,187	7,771	23,754	21,678
ASUS construction	17,391	16,510	51,471	42,333
Total operating expenses	125,241	120,983	360,380	335,557

Operating income	67,294	61,733	182,636	158,238

Other Income and Expenses
Interest expense	(11,866)	(11,711)	(36,147)	(35,901)
Interest income	782	1,064	2,644	4,575
Other, net	839	3,006	5,489	6,411
Total other income and (expenses), net	(10,245)	(7,641)	(28,014)	(24,915)

Income Before Income Tax Expense	57,049	54,092	154,622	133,323
Income tax expense	14,765	12,925	39,116	31,622
Net Income	$42,284	$41,167	$115,506	$101,701

Weighted average shares outstanding	39,637	38,567	39,365	38,444
Basic earnings per Common Share	$1.06	$1.06	$2.92	$2.64

Weighted average diluted shares	39,778	38,702	39,492	38,569
Fully diluted earnings per Common Share	$1.06	$1.06	$2.92	$2.63

Dividends paid per Common Share	$0.5455	$0.5040	$1.5535	$1.4350

Computation and Reconciliation of Non-GAAP Financial Measure (Unaudited)
Below are the computation and reconciliation of diluted earnings per share from the measure of net income (loss) by business segment and AWR (parent) to AWR’s consolidated fully diluted earnings per share for the three and nine months ended September 30, 2026 and 2025.

	Water		Electric		Contracted Services		AWR (Parent)		Consolidated (GAAP)
In 000's except per share amounts	Q3 2026	Q3 2025	Q3 2026	Q3 2025	Q3 2026	Q3 2025	Q3 2026	Q3 2025	Q3 2026	Q3 2025
Net income (loss)	$33,910	$33,298	$2,116	$1,717	$6,595	$7,260	$(337)	$(1,108)	$42,284	$41,167
Weighted Average Number of Diluted Shares	39,778	38,702	39,778	38,702	39,778	38,702	39,778	38,702	39,778	38,702
Diluted earnings (loss) per share	$0.85	$0.86	$0.05	$0.04	$0.17	$0.19	$(0.01)	$(0.03)	$1.06	$1.06

	Water		Electric		Contracted Services		AWR (Parent)		Consolidated (GAAP)
In 000's except per share amounts	YTD 2026	YTD 2025	YTD 2026	YTD 2025	YTD 2026	YTD 2025	YTD 2026	YTD 2025	YTD 2026	YTD 2025
Net income (loss)	$91,694	$81,344	$6,921	$5,519	$18,596	$17,258	$(1,705)	$(2,420)	$115,506	$101,701
Weighted Average Number of Diluted Shares	39,492	38,569	39,492	38,569	39,492	38,569	39,492	38,569	39,492	38,569
Diluted earnings (loss) per share	$2.32	$2.11	$0.18	$0.14	$0.47	$0.45	$(0.04)	$(0.06)	$2.92	$2.63

Note: Certain amounts in the tables above may not foot or crossfoot due to rounding.